UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                         (AMENDMENT NO. ____5_____)*
                Sterling Software Southern, Inc.
      _________________________________________________________________
                               (Name of Issuer)
                Common
      _________________________________________________________________
                        (Title of Class of Securities)
                                  499245108
                         ____________________________
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement ___. (A fee is not required only if the filing person: (1) has a previous statement
on file reporting beneficial ownership of more  than five percent of    the
class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).

                              Page 1 of 3 pages

CUSIP NO. 499245108
          ---------
                                     13G
_______________________________________________________________________________
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        State of Wisconsin Investment Board
                                39-6006423
_______________________________________________________________________________
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                         (a)_____
                        Not Applicable                            (b)_____
_______________________________________________________________________________
3        SEC USE ONLY


_______________________________________________________________________________
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                        Madison, Wisconsin
_______________________________________________________________________________
                    5        SOLE VOTING POWER
  NUMBER OF                                Less than 5%
   SHARES               ___________________________________________________
BENEFICIALLY        6        SHARED VOTING POWER
  OWNED BY                                 Not Applicable
    EACH                ___________________________________________________

  REPORTING         7        SOLE DISPOSITIVE POWER
    PERSON                                 Less than 5%
     WITH               ___________________________________________________
                    8        SHARED DISPOSITIVE POWER
                                           Not Applicable
_______________________________________________________________________________
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        Less than 5%
_______________________________________________________________________________
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES  CERTAIN
         SHARES *
                        Not Applicable
_______________________________________________________________________________
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                        Less than 5%
_______________________________________________________________________________
12       TYPE OF REPORTING PERSON *

                        EP (Public Pension Fund)
_______________________________________________________________________________

                    * SEE INSTRUCTION BEFORE FILLING OUT!
                              Page 2 of 3 pages

ITEM 1.  ISSUER
        (a)   Sterling Software Southern, Inc.
        (b)   3340 Peachtree Road, NE.
              Atlanta, GA. 30326
ITEM 2.  PERSON FILING
        (a)   State of Wisconsin Investment Board
        (b)   P.O. Box 7842
              Madison, WI 53707
        (c)   Wisconsin State Agency
        (d)   See cover page
        (e)   See cover page

ITEM 3. THIS STATEMENT IS FILED PURSUANT TO 13D-1(B) OR 13D-2(B) AND THE STATE OF WISCONSIN INVESTMENT BOARD IS A GOVERNMENT AGENCY WHICH MANAGES PUBLIC PENSION FUNDS SUBJECT TO PROVISIONS COMPARABLE TO ERISA.

ITEM 4. OWNERSHIP
        (a)   See Row 9 on Page 2
        (b)   See Row 11 on Page 2
        (c) The State of Wisconsin Investment Board retains sole voting and dispositive power for all shares.

ITEM 5. IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING __X__.

ITEM 6.  NOT APPLICABLE

ITEM 7.  NOT APPLICABLE

ITEM 8.  NOT APPLICABLE

ITEM 9.  NOT APPLICABLE

ITEM 10. CERTIFICATION
        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

        After reasonable inquiry to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              February 13, 1995
                       --------------------------------
                                     Date

                                George Natzke
                       --------------------------------
                                  Signature

                         George Natzke, Administrator
                       --------------------------------
                                  Name/Title
                                 Page 3 of 3